As filed with the Securities and Exchange Commission on June 1,
1996
Registration No. 0-20217

_________________________________________________________________



                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ___________________________
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INITIAL PUBLIC OFFERING

                                   UNDER

                                  FORM SB-2

                       CONTINENTAL WELLNESS CASINOS, INC.

                 (Name of small business issuer in its charter)

                         1820 E. Garry Avenue Suite 109
                           Santa Ana, California 92705
                                 (714) 477-0370
__________________________________________________________________
               (Address, and telephone number, of principal
             executive offices and principal place of business)

                               Fred Cruz, M.D.
                     President and Chief Executive
                     1820 E. Garry Avenue Suite 109
                       Santa Ana, California 92705
________________________________________________________________________
      (Name, address, and telephone number of agent for service)

                                Copy to:
                       Lewis Akmakjian, Manager
               Toluca Pacific Securities Corporation
                         124 E. Olive Avenue
                       Burbank, California 91502
                              (213) 849-5811
________________________________________________________________________
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, please check the following box : {X}

________________________________________________________________________

                           CALCULATION OF REGISTRATION FEE

                                               Proposed          Proposed
                                                Maximum          Maximum
Title of Each Class of        Amount to       Offering Price     Aggregate         Amount of
Securities to be Registered   Be Registered   Per Security(1)   Offering price(1)  Registration Fee

Common Stock Purchase           8,000,000         (2)              (3)                 (4)
Warrants (2) . . . . .
Class "A"

Common Stock, $.003 par         8,000,000                          $5.00                   $2,500.00(3)
value(3) . . .
Class "A"

Total . . . . . . . . . .                                         $40,000,000      $2,500.00(4)


  (1)Estimated solely for the purpose of calculating the registration fee.
  (2)Represents 8,000,000 Common Stock Purchase Warrants (the "Warrants" to be distributed pro-rata to the shareholders of record of the Company on the effective date of this Registration Statement, at the rate of one Warrant for each four shares of Common Stock held.
  (3)Represents 8,000,000 shares of Common Stock, par value of $.003 per share, issuable upon exercise of the Warrants. Also registered hereunder are an indeterminate number of shares of Common Stock that may become issuable pursuant to antidilution adjustments.
  (4)Paid with original filing.

                   ____________________________
                   ____________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, JUNE 1, 1996

Prospectus
                    CONTINENTAL WELLNESS CASINOS, INC.

                             8,000,000 Shares

     Continental Wellness Casinos, Inc., a Colorado corporation (the "Company") is hereby offering for sale 8,000,000 shares of its common stock, par value $.003 per share (the "Common Stock"), issuable upon exercise of 8,000,000 Common Stock Purchase Warrants ("Warrants") being distributed to the shareholders of the Company at the rate of one warrant for each four shares owned of record on the date of this Prospectus. Each Warrant entitles the holder to receive one share of Common Stock at a price of $5.00 per share of the Class "A" Common Shares, commencing on the date of this Prospectus, until December 31, 1996.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. THE COMPANY HAS ENGAGED IN NO OPERATIONS TO DATE. AN INVESTMENT IN THE SECURITIES OF THE COMPANY IS HIGH SPECULATIVE AND SHOULD BE MADE ONLY BY THOSE PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT.
See "Risk Factors" and "Dilution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF
THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              Underwriting Discounts     Proceeds
           Price to Public      And Commissions(1)     To Company(2)

Per Share  $          5.00    $         --            $        5.00

Total      $ 40,000,000.00    $         --           $40,000,000.00

  (1)The Shares are being offered on a straight best efforts, no minimum basis by the Company upon exercise of the Warrant. No person has agreed to exercise any Warrants or to purchase or take down any of the Shares. There can be no assurance that any or all of the Warrants will be exercised. The Company has the right to reduce the exercise price of the Warrants at any time. The Company may extend the Warrant exercise period until one year from the date of this Prospectus, and may vary the terms of the Warrants in any extension period.

  (2)Before deducting approximately $40,000 for legal, accounting and other expenses of the offering.


     The date of this Prospectus is __________________, 1996

                            ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed a Registration Statement on Form SB-2 with the Commission with respect to the offering made by this Prospectus. This Prospectus does not include all of the information included in the Registration Statement. Copies of the Registration Statement, as well as such reports and proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its
Regional Offices located at 7 World Trade Center, New York 10048, and at Citibank Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours.

     Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 25872 Evergreen Road, Laguna Hills, California 92653-5402, telephone
(714) 951-6314.

                         PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements, including notes thereto appearing elsewhere in this Prospectus. The information in this Prospectus gives effect to the Company sale of securities but does not give effect to the exercise of any Warrants. Each prospective investor is urged to read this Prospectus in its entirety.

The Company

     The Company is engaged in the mining development industry. Since October 22, 1974, the Company has owned and operated thirty-nine (39) mines and one (1) mill site at Quincy, Plumas County, California and is engaged in the exploration of said mines for the production of Precious metals like gold, silver and Platinum Group. In addition the company will be engaged in the hotel and casino industry at Las Vegas, Nevada by acquiring The Maxim Hotel and Casino Las Vegas, Nevada the Company intends to convert all the hotel rooms into a Life Extension Membership Club or a Wellness Resort for the purpose of extending the life of our members by a program of Preventive Medicine which includes Genes Testing, Exercise and Nutrition which will extend the life of our members up to one hundred (100) years, health permitting.

     The Company believes that its competitive advantage lies in its ability to provide relatively low cost Preventive Medicine with respect to the ability of our members to receive a comprehensive Life Extension Program with a free vacation for one (1) week at Las Vegas Famous Resort and the opportunity of full reimbursement for the cost of the program from their insurance carrier.

     The Company will operate the Casino at the Maxim Hotel and Casino upon receiving full approval from Nevada Gaming Control and the Casino will produce great revenues for the Company. The Casino industry is one of the most profitable industries in the national market.

     The executive offices of the Company are located at 25872 Evergreen Road, Laguna Hills, California 92653-5402, telephone (714) 951-6314.

The Offering

Securities Offered . . . 8,000,000 shares of Common Stock are offered upon exercise of 8,000,000 Common Stock Purchase Warrants ("Warrants").
The Warrants will be distributed pro-rata to all shareholders of record as of the date of this Prospectus, on the basis of one Warrant for each four shares held as of such date. See "Description of Securities" and "Plan of Distribution."

Common Stock Outstanding Before Offering: . .90,028.877

Common Stock Outstanding After Offering:. . 106,028,877

Use of Proceeds. . . . . The net proceeds of this offering, estimated to be
$35,710,000 if all the Warrants are exercised, will be used to retire working capital indebtedness, pay marketing costs, and for working capital purposes. See "Use of Proceeds."

Risk Factors . . . . . . Investment in the securities offered hereby involves a high degree of risk and immediate substantial dilution.  See "Risk Factors."

Electronic Bulletin Board symbol . . . .CWCI (applied for)

                            RISK FACTORS

     The securities offered hereby are speculative, and prospective investors should be aware that purchase of these securities involves a high degree of risk. Accordingly, the securities should be purchased only by persons who can afford to lose their entire investment. The following special risks, among others, should be considered:

     1. Limited History of Business Operations. The Company has limited operating history, having commenced operations in 10-22-74. There can be no assurance that the Company will continue to be profitable in the future. Because of its limited operating history, the Company's use of proceeds from this offering could vary from the estimates given under the caption "Use of Proceeds." See "Use of Proceeds."

     2. Sufficiency of Funds. The business of casinos, hotel and life extension can require significant amounts of capital. Management believes that the proceeds of this offering will be sufficient to satisfy its anticipated cash requirements for at least the 12 months following the completion of this offering; however, there can be no assurance that any or all of the Warrants will be exercised and in such event the Company may need further financing for purchase of equipment and for working capital purposes and to continue growth of its operations, of which there can be no assurance, and there is no assurance that the Company will be able to obtain additional financing on satisfactory terms. No arrangements have been made at this time to raise capital other than through this offering and the Company has not engaged in discussions with any institutional or private lenders for such financing. See "Use of Proceeds" and "Business." Any such financing may involve the issuance of additional shares of Common Stock without the prior notification or approval of shareholders, including the purchasers in this offering.

     3. Competition. Competition is intense in the hotel and casino industries. The Company competes not only with similar enterprises in the area, but also with similar companies all over the world. Many of the Company's competitors have substantially greater financial and managerial resources than the Company. See "Business - Competition."

     4. Dependence on Key Personnel. The Company is dependent upon members of management with respect to administration, production and marketing. The loss of the services of any of these individuals would materially and adversely affect the proposed activities of the Company. The Company has no employment contract with any member of management and has not obtained and does not intend to obtain key man life insurance on the life of any member of management. See "Management."

     5. Control by Insiders. At the completion of this offering, directors and officers of the Company and other principal stockholders and their families will own 61% of the shares of the Company's outstanding Common
Stock, or approximately 61,000,000 of the outstanding voting stock, which will likely give them a controlling interest in the Company's Common Stock and the ability to elect the entire Board of Directors. See "Principal Stockholders."

     6. Investment by Current Stockholders. The Company's current stockholders purchased their 90,028,877 shares of Common Stock for aggregate consideration of cash and services or $.25 per share. These stockholders do not intend to contribute additional amounts of ash or other property to the Company in the future.

     7. Limited Public Market. The market for the Company's Common Stock has been limited and sporadic, and there can be no assurance that a trading market will develop following this offering, or if such a trading market develops, that it will be sustained. No person has agreed to make a market in the Common Stock, and market making activities could be discontinued at any time.

     8. Dilution. Purchasers of the Shares offered by this Prospectus will experience immediate and substantial dilution in that the net tangible book value of the Common Stock outstanding after the offering will be substantially less than the per share public offering price of the Shares offered hereby. See "Dilution."

     9. Shares Eligible for Future Sale. Upon sale of the 8,000,000 Shares offered hereby, the Company will have outstanding 90,028,877 shares of Common Stock, including 72,661,029 shares of Common Stock which are "restricted securities," as defined under Rule 144 promulgated under the Securities Act of 1933. Such shares will be subject to resale restrictions and will be ineligible for sale in the public market until June 1955, after which sales may be made pursuant to Rule 144 under the Securities Act. Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices. See "Description of Securities--Shares Eligible for Future Sale."

     10. Foreign Operations. The Company does not conduct any foreign operations or business outside of the United States.

     11. Currency Fluctuation/Exchange Rates. The Company had no currency fluctuation or foreign exchange rate to report.

     12. Current Registration Statement and Blue Sky Qualification Required for Exercise of Warrants. In order for a holder of a Warrant to exercise it, there must be a current registration statement on file with the Securities and Exchange Commission and various state securities regulatory authorities to continue registration of the Shares underlying the Warrant. The Company has undertaken to keep (and intends to keep) the registration statement filed in connection with this offering effective with respect to the Warrants with the Securities and Exchange Commission and state securities authorities for so long as the Warrants remain exercisable. However, maintenance of an effective registration statement will subject the Company to substantial continuing expenses for legal and accounting fees and there can be no assurance that the Company will be able to maintain a current registration statement until December 31, 1996 when the Warrants expire. Moreover, Blue Sky Qualification of the Warrants and the underlying Shares will be undertaken only in those states in which the Company's shareholders reside as of the date of this prospectus. If the Warrants are acquired in over the counter purchases or otherwise by residents of jurisdictions where the Shares underlying the Warrants were not registered or otherwise qualified for sale, such persons would not be able to exercise their Warrants unless the Shares issuable thereunder were registered in the applicable jurisdiction or an exemption from such registration were available, of which there can be no assurance. The Company will use its best efforts to register the Shares underlying the Warrants in all states where Warrant holders reside, unless the cost of such registration, in relation to the number of Warrants potentially exercisable, is clearly disproportionate.
In addition, due to the Company's limited history or operations, it is possible that one or more states where Warrant holders reside will not permit demonstrated or other criteria complied with. The value of the Warrants may be affected adversely by the Company's inability to maintain an effective registration statement with respect to the underlying Shares or by the non-qualification of the underlying Shares in the state of such holder's, or a potential purchaser's residence. Holders of Warrants may contact the Company in order to ascertain the states in which the Shares underlying the Warrants will be qualified for sale.

     13. Arbitrary Offering Price. The exercise price and other terms of the Warrants have been determined arbitrarily by the Company and do not bear any relationship to the assets, results of operations, or book value of the Company, or any other established criteria of value. Purchasers of the Shares underlying the Warrants will be exposed to a substantial risk of a decline in the market price of the Common Stock after this offering, if a market develops. See "Plan of Distribution." The Company is applying for listing on NASDAQ National Market and the Pacific Stock Exchange.

     14. Risks of Low priced Stocks. The Common Stock is not eligible for quotation on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASDAQ") Trading, if any, in the Common Stock will be conducted in the over-the-counter market in the so-called "pink sheets," or the NASD's "Electronic Bulletin Board." Consequently, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     In the absence of a security being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common
Stock is covered by Rule 15c2-6 promulgated under the Securities Exchange
Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with an et worth in excess of $1,000,000 or an annul income exceeding $200,000 or $300,000 jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are also exempt from this rule if the market price is at least $5.00 per share, or for warrants, if the warrants have an exercise price of at least $5.00 per share.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock. The Commission has adopted regulations under such Act which would define a penny stock to be any NASDAQ or non-NASDAQ equity security that has a market price or exercise price of less than $5.00 per share and allow for the enforcement against violators of the proposed rules. In addition, unless except, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale.
Disclosure must also be made about commissions payable to both the broker/ dealer and the registered representative, current quotations for the securities, and if the broker/dealer is the sole market-maker, the broker/dealer must disclose this fact and its control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     While many NASDAQ stocks are covered by the definition of penny stock, transactions in NASDAQ stock are exempt from all but the sole market-maker provision for (I) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker/dealer. In addition, transactions in a NASDAQ security directly with the NASDAQ market-maker for such securities, are subject only to the sole market-maker disclosure, and the disclosure with regard to commissions to be paid to the broker/dealer and the registered representatives.

     Finally, all NASDAQ securities are exempt if NASDAQ raises its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholder's equity would be subject to delisting. These criteria are more stringent than the recent increase in NASDAQ's maintenance requirements.

     For as long as Company's securities are subject to the rules on penny stocks, the market liquidity for the Company's securities will be severely affected by limiting the ability of broker/dealers to sell the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

     15. No Cash Dividends. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. To date, the Company has not paid any cash dividends. The Board does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. Since the Company may be required to obtain additional financing, it is likely that there will be restrictions on the Company's ability to declare any dividends. See "Market Price of Common Stock" and "Description of Securities."

                                DILUTION

     The difference between the public offering price per share of Common Stock and the pro form net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

     At October 31, 1995, the Company's Common Stock had a net tangible book value of $30,421,000 or $0.78 per share. After giving effect to the receipt of the net proceeds from the sale of all Shares offered hereby, at a public offering price of $5.00 per Share, the pro forma net tangible book value of the Company at December 31, 1996 would have been $70,421,000 or $1.84 per share, representing an immediate increase in net tangible book value of $96 per share to the present stockholders, and immediate dilution of $1.08 per share to public investors. The following table illustrates dilution to public investors on a per share basis, assuming all Warrants are exercised. To the extent less than all Warrants are exercised, net proceeds to the Company will be less and dilution to investors in this offering will be proportionately greater.

  Public offering price per share . . . . . . . . . . . .             $5.00
    Net tangible book value per share before offering.        $0.78
    Increase per share attributable to public investors . .   $0.76
  Pro forma net tangible book value per share after offering.          1.84
  Dilution per share to public investors. . . .                       $1.08

     The following table sets forth with respect to the present stockholders and public investors, a comparison of the number of shares of Common Stock owned by the present stockholders, the number of shares of Common Stock to be purchased from the Company by the purchasers of the 8,000,000 Shares offered hereby and the respective aggregate consideration paid to the Company and the average price per share.


                                                      Percent
                                Percent     Total      of Total  Average
                      Shares    of Total    Consi-     Consi-    Price
Stockholders         Purchased   Shares    deration   deration   Per Share

Present Stockholders  8,000,000    100%   $40,000,000   100%     $5.00

Public Investors      8,000,000    100%    40,000,000   100%     $5.00

Total                16,000,000    100%   $80,000,000   100%     $5.00

                       MARKET PRICE OF COMMON STOCK

     The Common Stock has traded on the "pink sheets" maintained by the National Quotation Bureau and on the NASD's Electronic Bulletin Board since April 5, 1990. The following table gives the high and low bid prices since April 5, 1990, as reported by the market makers of the Common Stock. These prices are without retail mark up of markdowns and commissions, and may not reflect actual transactions. The Company does not believe that trading of its common stock currently is reflective of an established trading market.

       Period                   Low Bid        High Bid

1990

Second Quarter
 (Commencing)                    $.50            $.75
Third Quarter                     .50             .75
Fourth Quarter                    .50             .75

1991

First Quarter                      --            --
Second Quarter                     --            --
Third Quarter                      --            --
Fourth Quarter                     --            --

1992

First Quarter                      --            --
Second Quarter                     --            --
Third Quarter                      --            --
Fourth Quarter                     --            --

1993

First Quarter                      --            --
Second Quarter                     --            --

       The Common Stock does not currently trade. As of January 1, 1994, there were approximately 115 holders of Company common stock.

       The Company has not paid any dividends on its common stock. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

                         USE OF PROCEEDS

       If all 8,000,000 Warrants are exercised, of which there can be no assurance, the net proceeds to the Company will be approximately $7,200,000 after deducting offering expenses of approximately $800,000. The Company intends to utilize the net proceeds during the 12-month period following the offering as follows. If less than all of the Warrants are exercised, the proceeds of this offering will be sed first to purchase equipment, and for consolidation of assembly operations, and then pro-rata for the other purposes set forth herein.

       Equipment                              $ 2,488,700
       Accounts Payable                        30,226,000
       Working Capital                          3,081,900
       Consolidation of Assembly Operations     1,080,000
       Accrued Salaries                            38,600
       Additional Sales Personnel               1,035,000
       Accrued Indebtedness                         9,500

                      Total                   $37,960,000

Equipment includes the following:
       Auto Insertion PCR Gene Testing        $   150,000
       Chemical Analyzer                           25,000
       Semi Auto Medic Equipment/Used  (3)         30,000
       Medical Supporting Equipment             1,040,000
       Printing Equipment (1)                     100,000
       Preparation Equipment (1)                   20,000
       Marketing Equipment                         20,000
       Medical Publications                         7,500
       Medical tech Manuals                         5,000
       Laboratory Miscellaneous Equipment          15,000
       Refrigeration Equipment                      8,000
                      Total Medical Equipment $ 1,420,500

       Computer PC 486DX 33Mhz
          4MB Ram 200Mb Hard Disk (8)         $   302,000

       Printers (4)                               112,700
       Laser Printers (2)                         211,300
       Peripherals                                203,000
       Software                                   200,000
                     Total Computer Equipment $ 1,029,100
       Other Office Equipment                      39,100

                      Total Equipment         $ 2,488,700

The purchase of the above equipment will enable the Company to bid on additional larger Life Extension projects.

     Accounts Payable includes the purchase of Maxim Hotel and Casino.

     Consolidation of Assembly Operations represents the cost of leasehold improvements and moving expenses to consolidate the contract medical operations for Life Extension Program at the Maxim Hotel and Casino, Las Vegas, Nevada.

     Accrued Salaries includes amounts due to indirect and managerial personnel.

     Additional Sales Personnel includes the cost of advertisement, travel and training of personnel for the states of California, Oregon, Washington, Nevada, Utah, Colorado, Arizona, New Mexico, and Texas.

     Accrued indebtedness includes amounts due to lawyers and accountants. The Company does not intend to use the proceeds of this offering to pay down its note.

     Pending use of all the proceeds, the Company will make temporary investments of the proceeds, including but not limited to interest bearing savings accounts, certificates of deposit, money market certificates and other liquid assets.

     The foregoing list of expenditures is an estimate and will vary due to changing circumstances, such as variations in additional contracts which may be acquired. Any change in the application of proceeds will occur solely in the discretion of the Company's Board of Directors.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

     Summary of significant Accounting Policies Nature of the Business Continental Wellness Casinos, Inc., a Colorado corporation was incorporated October 29, 1974. The company is engaged in the discovery and development of previous metals mining properties located in Quincy, Plumas County, California which consists of 750 acres of land where 39 unpatented mines claims are located. All assessment work has been done at the mines and all the reports had been filed with the Bureau of Land Management, Sacramento, California and the County of Plumas in accordance with the mining rules and regulations. The company has a permit to operate on small scale, the mines from the United Sates Forestry Department, Quincy, California. The company is intent on going in a big mining venture to recover the gold and silver in the proven reserves as soon as the price of gold increases in value.

     The Company is in the process of getting their Live Longer Center, a Longevity Members Association which the purpose is to make people live longer by using preventive Medicine with the genes testing for discovery of predominant illness in the different subjects and repair said genes by genetic engineering followed with a program of exercise and nutrition.
The member signs for a period of ten years and receives one week of care at the center. The cost for this program is $1,000.00 per year per member and the fee is refundable by the member group insurance and it is also tax deductible making it a good way to slow down the cost of medical treatments that is out of control. For the starting of this program the company is using the real estate that was acquired.

     The Company has no other proposed sources of credit or cash other than from its operations and as proposed by this offering. In the event less than all of the Warrants are exercised, the Company will be required to seek additional debt or equity financing. There can be no assurance that such financing can be obtained. The Company may also sell its New Jersey property to obtain cash for operations.

     Income taxes are provided on income for the period in which items of income and expense are earned or incurred regardless of when they are recorded for income tax purposes. In December 1994 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes" (FASB 109). Adoption of FASB 109 is required for fiscal years beginning after December 15, 1994. The Company has adopted FASB 109 for its fiscal year ended December 31, 1995. The adoption of FASB 109 is not expected to have an adverse impact on the Company's financial position.

                             BUSINESS

The Basic Plan

A. Basic Strategy - Wellness Resort and Casino, Las Vegas, Nevada is a wholly owned subsidiary of Continental Wellness Casinos, Inc., a publicly traded company (CWCI) which operates a Life Extension Club where the members are trained in how to live a longer life and a healthy life free of any diseases.

B. Overview of the Wellness Resort or Life Extension Club in the United States. The Life Extension Program in the United States are very limited and people like to live longer and the market is there for the first company that starts this project to benefit from the need of the program because of the large cost of medical cases that amount to about 908 Billion and continues to increase with no end in site.

C. Characteristic of the Life Extension - The Life Extension Program that we are engaged in consists of Preventive Medicine by using the latest medical approved techniques in the field of Genes Technology and by testing the genes of all our members with the PCR machine the detection of illness producing genes can be repaired and many of the illnesses associated with that gene can be prevented. By the use of proper supplements needed by the human body we can produce a better human specimen that is free of any type of disease and with the proper nutrition to accompany these supplements the body can build strong to combat all the pollutants and interferences to body type we can build a strong and healthy body capable to live to 100 years or more because the human body was built to live to 120 years so any death before that is considered premature death.

D. Recommendation - The Wellness Resort will establish a membership program where the members sign a contract for 10 years which is refundable by their group insurance plan and tax deductible in full.

The Life Extension Program and Membership Club

A.  Source of Revenue:

     1. The signing of members from our list of available members that desire to join the Life Extension Club at the rate of $1,000 per year and payable 10 years in advance.

     2. The signing of members through our marketing company in New York that had promised 25,000 leaders per month.

3. The signing of members from recommendations by other members will produce many leads because everybody desires to visit Las Vegas, Nevada, the entertainment capital of the world and receive a one week vacation free because their group insurance will pay for their membership fees.

B. Costs - The total cost for the Life Extension Club is $1,000 for one unit which consists of staying in the Wellness Resort Hotel and Casino for one week and receiving all the training of how to live longer and healthier but they must sign for ten (10) years and pay $10,000 for the 10 years. However, this program is fully refundable by their group insurance medical policy and is tax deductible.

C. Net Revenue - Considering that the Maxim Hotel and Casino that we are using for our program has a combined total of 1,000 rooms, 2,000 club members per week with a total of 104,000 week units at $1,000 per week unit will bring a net revenue of $104,000,000.00 per year. However, the members are paying 10 years in advance for a grand total of $1.04 billion of total revenue that we will receive.

D. Risk - There is no risk in this membership club because the members monies will be fully guaranteed and protected by a policy of Lloyds of London Insurance against all risk.

E. Products - We will offer a great amount of products and other services to our members which will produce additional revenues to our company.

F. Pro Forma Financials - The following pages contain the pro forma financials which are predicated results of start-up companies. The personnel expenses are forecasted to increase as the volume builds but in stair step fashion. Volumes forecasted are predicated on values actually received by the Wellness Resort.

        WELLNESS RESORT HOTEL AND CASINO, LAS VEGAS, NEVADA

               PRO FORMA PROFIT AND LOSS STATEMENT

YEAR ONE - ENDING DECEMBER 31, 1995

                     JAN          FEB          MAR          APR        MAY          JUN         JUL

REVENUE                                                (In 000)

  Member's Fee       52,000       52,000       52,000      52,000      52,000      52,000       52,000

Cost

  Personnel

  Doctors               200          200          200         200         200         200         200

  Processing             25           25           25          25          25          25          25

  Equipment           5,000            0            0           0           0           0           0


  Hotel Cost         14,000            0            0           0           0           0           0

  Salaries Others       300          300          300         300         300         300         300

  Total              19,525          525          525         525         525         525         525

Overhead

  Advertising            25           25           25          25          25          25          25

  Insurance              30           30           30          30          30          30          30

  Total Overhead         55           55           55          55          55          55          55

Net Profit-Loss       32,420       51,420      51,420      51,420      51,420      51,420      51,420


               FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial Statement and supplementary data of Continental Wellness Casinos Inc. Are located in adjacent pages and are listed and included under items, Exhibits are incorporated herein by reference.


                  CHANGES IN AND DISAGREEMENTS WITH
          ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There are no disagreements with accountants on accounting and financial disclosure.




 MANAGEMENT

     The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers of the Company is as follows:

Name              Age  Title

Fred Cruz, M.D.   73    President, Chief Executive Officer and Director

Mel Cruz          44    Vice President of Finance, Chief Financial Officer and
                        Director

Kari L. Cruz      64     Vice President, Secretary and Director

     Identified herein are all directors and executive officers of the Company. The information set forth as to each Director and Executive Officer has been furnished by such person.

     Fred Cruz, M.D., 73, is and has been since October 1987, a director, chairman of the board, and president of the company. Dr. Cruz held two doctorate degrees, Doctor of Podiatric Medicine and Doctor of Medicine. Dr. Cruz had operated many medical clinics in the State of California and at present is retired from his profession but he has engaged in many business ventures and has been working with precious metals for the last 30 years.

     Robert A. Govin, 68, is and has been a director, officer of the Company since August 22, 1992. Govin has been in real estate as a broker and investor for more than 30 years and at the present is retired.

     Ronald P. Girskis, 33, is and has been a director and officer of the Company since August 22, 1992. Girskis is an accountant and works for a restaurant chain in the Los Angeles area.

     Rick J. Eriksen, 38, is and has been a director and officer of the Company since August 22, 1992. Eriksen is a real estate agent working for the largest timeshare developer and one of the biggest hotel chains in the world.

     Kari L. Cruz, 63, is and has been a director and officer of the Company since August 22, 1992. Cruz held a degree in business from a college in Norway and has been employed by various concerns in accounting, and business related occupations.

     Mel Cruz, 44, is and has been a director and officer of the Company since December 1, 1992. Cruz has been working for the United States Navy Shipyard at Mare Island, California as an estimator on the ship repairs business for the last 24 years.

     Ronald F. Cruz, 46, is and has been a director and officer of the Company since March 15, 1993. Cruz has been working for the United States Navy Shipyard, Mare Island, California as a civil service employee in the capacity of estimator for ship repairs for the last 25 years.



                     EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid or accrued including bonuses paid or accrued, to the following persons during 1992, for services rendered in all capacities to the Company.

      Number of Individual     Capacities in which       Cash
      or Number in Group       served during 1995    Compensation

             None                    None                None


     The Company pays no compensation to directors for services as director.

                        PRINCIPAL STOCKHOLDERS

     Grand American Bank Trust owns approximately 64% of the Company's Class "A" common stock as of October 31, 1995.


Name and Address                         Number of         Percent Before    Percent After
of Beneficial Owner                      of Shares         Offering           Offering

Grand American Bank Trust              63,008,512(1)            70%               64%
25872 Evergreen Road                   Class "A"
Laguna Hills, CA 92653

Frank Coberly                          10,806,960(1)            12%               11%
950 N. Cascade Dr. Apt. 201            Class "A"
Woodburn, OR 97071-3152

V.G. Kelly & D. Kelly Trust             3,130,933(2)            3.5%             3.2%
936 West 21st Street                    Class "A"
Santa Ana, CA 92706

Joseph Witzman                          3,266,960(3)            3.6%             3.3%
5946 Soledad Mountain Road              Class "A"
La Jolla, CA 92037

Forbes Family Trust                     2,000,000(2)            2.2%               2%

All Officers and Directors as a group           0               0%                 0%


(1) Purchase for cash or equivalent.
(2) Purchase by surrendering debt of the company.
(3) Purchase with cash and part given as gift.

                       CERTAIN TRANSACTIONS

     The Company is authorized to issue 50,000,000 shares of no par value Class "B" shares. The Company gave authority to its Board of Directors to issue such Class "B" stock in one or more series, and to fix the number of shares in each series, and all designations, relative rights, preferences and limitations of the stock issued in each series. As of April 13, 1994, the Board of Directors have exercised the authority granted.

     The Company issued to Joseph Witzman 3,266,960 Class "B" common shares of no par value in exchange the cancellation of some of the Company debt and said Class "B" Common Shares were restricted shares that bear a ledger and are subject to the provisions of Securities and Exchange Commission Rule 144. The holder of said securities has promised to abide by the restrictions of Securities and Exchange Commission Rule 144.

     The Company also issued to Joseph Witzman 3,266,960 Class "A" common shares of $.003 par value in exchange of the cancellation of the balance of the Company debt and said Class "A" common shares were restricted shares that bear a ledger and are subject to the provisions of Securities and Exchange Commission Rule 144. The holder of Class "A" common shares has promised to abide by the restrictions invoked by the Securities and Exchange Commission rule 144.

                    PLAN OF DISTRIBUTION

     The Shares of Common Stock are being offered on a "straight best efforts, no minimum basis" upon exercise of 8,000,000 Common
Stock Purchase Warrants (the "Warrants") at a price of $5.00 per share. No person has agreed to take down or purchase any of the Shares and there can be no assurance that any Warrants will be exercised.

     A total of 8,000,000 Warrants are being distributed to the Company's shareholders of record as of the effective date of this Prospectus, at the rate of one Warrant for each four shares held of record.

     The development of a trading market following the completion of this offering will be dependent on broker-dealers in initiating quotations in inter-dealer quotation mediums, in maintaining a trading position, and in otherwise engaging in a market making activity in the Company's
Common Stock. No broker-dealer has agreed to engage in such activities, and there is no assurance that any broad trading market for the Company's Common Stock willdevelop following the offering.

                      DESCRIPTION OF SECURITIES

Common Stock

     The Company's Articles of Incorporation authorizes the issuance of 500,000,000 shares of common stock, $.003 par value per share, of which 90,038,877 shares were outstanding as of June 1, 1996. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefor.
In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock.
There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are, and the shares offered by this Prospectus will be, fully paid and non-assessable.

Warrants

     The Common Stock Purchase Warrants (the "Warrants") are to be issued in fully registered form. Warrants will be distributed to each shareholder of record on the effective date of this Prospectus at the rate of one Warrant for each four shares owned. The following discussion of the Warrants does not purport to be complete and is qualified in its entirety by reference to the form of Warrant, a copy of which is filed as an exhibit to the Registration Statement. See "Additional Information."

     The holder of each Warrant is entitled to purchase one share of Common Stock at an exercise price of $5.00, at any time until December 31, 1996 provided that at such time a current prospectus relating to the Common Stock is in effect and the Common Stock is qualified for sale or exempt from qualifications under applicable state securities laws. The Warrants are immediately transferrable upon issuance. The Company may in its sole discretion reduce the exercise price or extend the exercise period for the Warrants.

     The Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date at the offices of the Company with the form of "Election to Purchase" on the reverse side of the certificate filled out and executed as indicated, accompanies by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets at less than market value, sale of stock at below market price, and for other unusual events (other than employee benefit and stock option plans for employees or consultants to the company).

     The holder of a Warrant will not possess any rights as a stockholder of the Company unless and until he exercises the Warrant.

     Other than as set forth above, there are no options or warrants presently outstanding for shares of the Common Stock.

     The transfer agent for the common stock and the warrant agent is American Securities Transfer, Inc., P.O. Box 1596, Denver, CO 80201.

Shares Eligible for Future Sale

     Upon sale of the 8,000,000 shares offered hereby, the Company will have outstanding 98,028,877 shares of Common Stock. Of the above shares only those shares sold in this offering by the Company and 17,367,800 currently publicly traded shares, will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Act"), unless acquired by "Affiliates" of the Company as that term is defined by the Act, following which such shares will be subject to resale restrictions but may be eligible for sale in the public market pursuant to Rule 144 under the Act.

     In general, under Rule 144 as currently in effect a person (or persons whose shares are aggregated) who has beneficially owned shares acquired privately or indirectly from the Company or from an Affiliate, for at least two years, or who is an Affiliate, is entitled to sell within any three-month period a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least three years, is entitled to sell all such shares under Rule 144 without regard to the volume limitations, current public information requirements, manner of sale provisions, or notice requirements.

     Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices.

                          LEGAL MATTERS

     The legality of the Shares offered hereby will be passed upon for the Company by the law firm of Hand & Hand, Dana Point, California.

                             EXPERTS

     The audited financial statements included in this Prospectus and elsewhere in this Registration Statement, to the extent and for the period indicated in their reports, which appear elsewhere, have been audited by Luis
R. Hidalgo, Jr., CPA & Company, certified public accountants, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

                  CONTINENTAL WELLNESS CASINOS, INC.

                       FINANCIAL STATEMENTS INDEX


Report of Luis R. Hidalgo CPA and Grant Thornton, CPA,
     Audited Financial Statements . . . . . . . . . . . . .            F1

Consolidated Balance Sheets as of June 15, 1996 and October 31, 1995
     audited as of June 15, 1996 and October 31, 1995. . . . . ..      F2

Consolidated Statements of Income and Retained Earnings
     for the Maxim Hotel and Casino years ended June 30,1995
     and 1994, months ended June 30, 1995 and 1994 . . . . . . ..      F4

Consolidated Statements of Cash Flows for the Maxim Hotel and Casino
     for the years ended June 30, 1995 and 1994, months ended
     June 30, 1995 and 1994,  . . . . . . . . . . . . . . .            F5

Statement of Stockholders' Equity . . . . . . . . . . . . .            F6

Notes to the Consolidated Financial Statements. . . . . . .            F7

                    CONTINENTAL WELLNESS CASINOS, INC.

                               BALANCE SHEETS

                     JUNE 15, 1996 AND OCTOBER 31, 1995

                   CONTINENTAL WELLNESS CASINOS, INC.

                    JUNE 15, 1996 AND OCTOBER 31, 1995





                       CONTENTS

                                                   Pages

Independent Auditor's Report                        1

Financial Statements

       Balance Sheets                                2
       Notes to Financial Statements                 3

LUIS R. HIDALGO
CERTIFIED PUBLIC ACCOUNTANT

2056 Stevely Avenue Long Beech, CA 90815
Telephone (310) 430-4249 Fax(310) 430-3382



                  INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Continental Wellness Casinos, Inc.
Laguna Hills, California


I have audited the accompanying balance sheets of Continental Wellness Casinos, Inc as of June 15, 1996 and October 31, 1995. These financial statements are the responsibility of the Company's management.
My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with  generally accepted
auditing standards.  These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as
evaluating the overall financial statement presentation.   I believe that my
audit provides a reasonable basis for my opinion.

In my opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Continental Wellness Casinos, Inc as of June 15, 1996 aud October 31, 1995 in conformity with generally accepted accounting principles.


s/Luis R. Hidalgo
LUIS R. HIDALGO
Certified Public Accountant

July 5, 1996

                CONTINENTAL WELLNESS CASINOS, INC.
                           BALANCE SHEETS
                 June 15, 1996 and October 15, 1995

                                                        1996
  1995
                                                       (Dollars
In Thousands)
ASSETS
  Gold in storage (Note 2)                             $  27,317  $  27,317

Deferred charges and other assets
  Deferred mining exploration costs (Note 3)               3,253      3,253
      Deferred promotion and operating expenses               81 __________
  Total assets                                         $  30,651  $  30,570


STOCKHOLDERS' EQUITY

Common stock, Class "A" $0.003 par value
  Authorized shares-500,000,000 in 1996;
  100,000,000 in 1995
  Issued and outstanding-90,028,877 in 1996;
  38,803,405 in 1995.                                  $     270  $     116

Common stock, Class "B" no par value
  Authorized shares-50,000,000 in 1996 and 1995.
  Issued and outstanding-3,266,960 in 1996 and 1995           33         33
  Capital in excess of par                                30,348     30,421
  Total stockholders' equity                           $  30,651  $  30,570

See accompanying notes to Financial Statements.

                  CONTINENTAL WELLNESS CASINOS, INC
                   NOTES TO FINANCIAL STATEMENTS


I. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: Description of Business - The Company is engaged in the mining development industry. Since October 22, 1974, the Company has owned aud operated thirty-nine (39) mines aud one (I) mill site at Quincy, Plumas County, California, and is engaged in the exploration of said mines for the production of precious metal like gold and silver. The company also applied for a license in Las Vegas, Nevada to conduct Life Extension programs, and to operate hotels and casinos.

Currency Transactions - There are 110 assets and liabilities of operations outside tile United States which need to be translated into U. S. dollars using exchange rates.

Development Costs - The Company will not capitalize property taxes on its mining properties until the mines are ready for operation and development.

   2.GOLD IN STORAGE AT BONDED WAREHOUSE:
On October 9, 1990, the Company deposited at NDS, United States Customs
Bonded Warehouse located at 19801 So. Santa Fe Ave., Rancho Dominguez, California, 90221, six (6) 55 gallon-drum containers of gold dust
(powder form) 999.5 pure weighing 76,112 troy ounces with a value of $27,316,600 based on the gold floor price of $358.90 per troy ounce. The market values of gold per troy ounce as of June 15, 1996 and October 31, 1995 are $384.70 and $384.30, respectively. At these prices, the gold in storage would carry fair market values of $29,280,286 in 1996 and $29,249,841 in 1995.

   3.DEFERRED MINING EXPLORATION COSTS
Deferred mining exploration costs were incurred in prior years with the amounts being estimated based on the prevailing costs of milling exploration at that time due to the absence of supporting documentation. On April 13, 1994, the Company issued shares of stocks valued at $3,252,669 to pay for its obligation arising thereto.

   4.RELATED PARTY TRANSACTIONS
Grand American Bank Trust owns approximately 71% of the Company's Class "A" common stock as of June 15, 1996.

   5.PROVEN GOLD AND SILVER RESERVE:
The process of estimating mineral reserves is very complex, requiring significant subjective decision in the evaluation of available geological, engineering, and economic data for each reserve. The data for a given reserve may change substantially over time as a result of additional development activity, production under varying economic conditions, etc. Consequently, material revision to the existing reserve estimates may occur in the future. Although, every reasonable effort was made to ensure that the reserve estimates reported represent the most accurate assessment possible, the significance of the subjective decision required, the variances in the available data for various reserves, make these estimated generally less precise than other estimates in connection with financial disclosure. Proven reserves are estimated quantities of gold and silver which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reserves under existing economic and operating conditions.

Stickel aud Associates, independent consultants in applied geology, geophysics and engineering, has estimated 7,000,000 troy ounces of gold and 19,000,000 troy ounces of silver. The values of these reserves based on average market prices as of June 15, 1996 and October 31, 1996 are as follows:


                                              6-15-96      10-31-95
                                              (Dollars in Thousands)
Gold        7,000,000 troy ounces
              @$384.70/troy ounce             $2,692,906
              @$384.30/troy ounce                           $2,690,100

Silver     19,000,000 troy ounces
              @$5.05/ troy ounce                  95,950
              @$5.34/troy ounce               __________     __101,460
                                              $2,788,856    $2,791,560

  6.  STOCKBROKER'S EQUITY
     The Company is authorized to issue 50,000,000 shares of no par value Class "B" shares. The Company gave authority to its Board of Directors to issue such Class "B" stock in one or more series, and to fix the number of shares in each series, and all designations, relative rights, preferences and limitations of the stock issued in each series. As of April 13, 1994, the Board of Directors had exercised the authority granted.

   7.CONTINGENCIES
     The Company is not involved in any legal proceedings which considered to be ordinary routine litigation incident to its business.

   8.TAXES
     The Company has not filed a federal income tax return because there are no earnings to report.

   9.The Secretary of State of Colorado Corporation Office approved the following on June 6, 1996:

     a) The name Grand American International Corporation be changed to Continental Wellness Casinos, Inc.
     b) The authorized capital stock, common shares Class "A" of the Company be increased from 100,000,000 shares to 500,000,000 shares with a $0.003 par value per share.